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                                                                    EXHIBIT 2.1



                       MASTER STRATEGIC ALLIANCE AGREEMENT

         This Master Strategic Alliance Agreement (this "AGREEMENT") is entered into as of December 6, 1999, by and among Healtheon/WebMD Corporation, a Delaware corporation ("HEALTHEON/WEBMD"), The News Corporation Limited, a South Australia, Australia corporation ("NEWS CORP"), and Fox Entertainment Group, Inc., a Delaware corporation ("FOX") which is controlled through certain intermediaries by News Corp.

                                 R E C I T A L S

         A. Healtheon/WebMD is pioneering the use of the Internet to simplify work flows, decrease costs and contribute to the quality of patient care throughout the healthcare industry. Healtheon/WebMD has designed and developed an Internet-based information and transaction platform that facilitates and streamlines interactions among the myriad of participants in the healthcare industry.

         B. News Corp is a diversified international communications company principally engaged in the production and distribution of motion pictures and television programming; the publication of newspapers, magazines and books; the production and distribution of promotional and advertising products and services; the development of digital broadcasting; the development of conditional access and subscriber management systems; the provision of computer information services; and television, satellite and cable broadcasting.

         C. Fox is principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming.

         D. Fox Broadcasting Company, a Delaware corporation ("FBC") and a subsidiary of Fox, operates a free-to-air broadcast television network in the United States.

         E. Satellite Television Asian Region Ltd., an international business company incorporated under the laws of the British Virgin Islands ("STAR TV") which is controlled through certain intermediaries by News Corp, operates STAR TV network, which offers television services reaching viewers across Asia, India and the Middle East.

         F. AHN/FIT Cable, LLC, a Delaware limited liability company ("AHN/FIT CABLE"), is 50% owned and managed through certain intermediaries by Fox and is principally engaged in the development, production and distribution of The Health Network cable TV channel.

         G. AHN/FIT Internet, LLC, a Delaware limited liability company ("AHN/FIT INTERNET," and collectively with News Corp, Fox, FBC, Star TV and AHN/FIT Cable, the "NEWS CORP PARTIES"), is 50% owned and managed through certain intermediaries by Fox and has developed an Internet site devoted exclusively to health and fitness programming.

         H. Prior to the Closing (as defined herein), AHN/FIT Cable will form The Health Network LLC, a Delaware limited liability company ("HNLLC"), by filing a Certificate of Formation with the Secretary of State of Delaware and will enter into a limited liability company agreement. HNLLC will be capitalized pursuant to the terms and conditions of the limited liability company agreement


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by AHN/FIT Cable (the "ORIGINAL CABLE LLC AGREEMENT") with all of the assets
(other than cash) subject to all of the liabilities (other than loans from its members) of AHN/FIT Cable in exchange for 100% of the member interests in HNLLC. At the Closing, Healtheon/WebMD Cable Corporation, a Delaware corporation (the "H/W CABLE SUB") and a wholly-owned subsidiary of Healtheon/WebMD, desires to purchase and AHN/FIT Cable desires to sell a 50% member interest in HNLLC and to amend and restate the Original Cable LLC Agreement to reflect the rights and obligations of the new members of HNLLC (the "HNLLC INVESTMENT").

         I. Prior to the Closing, AHN/FIT Internet will form H/W Health & Fitness LLC, a Delaware limited liability company ("H&FLLC"), by filing a Certificate of Formation with the Secretary of State of Delaware and will enter into a limited liability company agreement. H&FLLC will be capitalized pursuant to the terms and conditions of the limited liability company agreement of AHN/FIT Internet (the "ORIGINAL INTERNET LLC AGREEMENT") with all of the assets (other than cash and the Galaxy Asset, as defined in the Purchase Agreement) subject to all of the liabilities (other than loans from its members) of AHN/FIT Internet in exchange for 100% of the member interests in H&FLLC. At the Closing, Healtheon/WebMD Internet Corporation, a Delaware corporation (the "H/W INTERNET SUB") and a wholly-owned subsidiary of Healtheon/WebMD, desires to purchase and AHN/FIT Internet desires to sell a 50% member interest in H&FLLC and to amend and restate the Original Internet LLC Agreement to reflect the rights and obligations of the new members of H&FLLC (the "INTERNET INVESTMENT").

         J. In addition, Healtheon/WebMD and News Corp desire to form a joint venture to provide all services necessary or appropriate to providing online healthcare and medical information services and health and fitness programming throughout the World (other than the United States and Japan). WebMD and News Corp desire to form a Delaware limited liability company named "WebMD International LLC" ("WEBMD INTERNATIONAL"). News Corp, through a wholly-owned subsidiary, desires to capitalize WebMD International with $100 million in cash in exchange for a 50% member interest in WebMD International and Healtheon/WebMD, through a wholly-owned subsidiary, desires to capitalize WebMD International with a royalty-free perpetual license to use its trademark rights in exchange for a 50% member interest in WebMD International. In addition, Star TV will provide to or procure for WebMD International $300 million of branding services across the various media owned by News Corp and its affiliates throughout the World (other than in the United States and Japan) (the "INTERNATIONAL BRANDING RELATIONSHIP"), and Healtheon/WebMD will provide to WebMD International a royalty-free perpetual license to use its content.

         K. Healtheon/WebMD desires to purchase from FBC and Star TV $400 million of branding services across the various media owned by News Corp and its affiliates throughout the world (the "BRANDING RELATIONSHIP").

         L. Fox also desires to purchase 2,000,000 shares of common stock (the "COMMON STOCK"), par value $0.0001, of Healtheon/WebMD for $100 million.

         M. Each of Healtheon/WebMD and News Corp also desires to a grant to the other licenses to use their respective health-related content, including news related information.

         NOW, THEREFORE, it is agreed as follows:

         1. THE HNLLC INVESTMENT. Immediately prior to the Closing, AHN/FIT Cable agrees to capitalize HNLLC with all of the assets (other than cash) subject to all of the liabilities (other than loans from its members) of AHN/FIT Cable in exchange for 100% of the member interests in HNLLC. At the Closing, H/W Cable Sub agrees to purchase and AHN/FIT Cable agrees to sell a 50% member interest in HNLLC for the shares of Series A Preferred Stock (the "Series A



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Stock") par value $.0001 per share, of Healtheon/WebMD listed in Section 3 below pursuant to the Purchase Agreement in the form attached hereto as EXHIBIT 1 (the "PURCHASE AGREEMENT") and to enter into the Amended and Restated Limited Liability Company Agreement of HNLLC in the form attached hereto as EXHIBIT 2 (the "AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF HNLLC"). The Series A Stock shall have the powers, designations and other rights described on
EXHIBIT 3 attached hereto. Prior to the Closing Date, the Parties shall negotiate in good faith the Certificate of Designations of the Series A Stock which shall contain the terms set forth on EXHIBIT 3 attached hereto. On the date hereof, News Corp shall deliver to Healtheon/WebMD the News Corp Schedules (as defined in the Purchase Agreement) and Healtheon/WebMD shall deliver to the News Corp Parties the Healtheon/WebMD Schedules (as defined in the Purchase Agreement).

         2. THE INTERNET INVESTMENT. Immediately prior to the Closing, AHN/FIT Internet agrees to capitalize H&FLLC with all of the assets (other than cash and the Galaxy Asset) subject to all of the liabilities (other than loans from its members) of AHN/FIT Internet in exchange for 100% of the member interests in H&FLLC. At the Closing, H/W Internet Sub agrees to purchase and AHN/FIT Internet agrees to sell a 50% member interest in H&FLLC for the shares of Series A Stock listed in Section 3 below pursuant to the Purchase Agreement and to enter into the Amended and Restated Limited Liability Company Agreement of H&FLLC in the form described on EXHIBIT 4 (the "AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF H/W HEALTH & FITNESS LLC").

         3. ISSUANCE AND DELIVERY OF STOCK. At the Closing, Healtheon/WebMD and the News Corp Parties agree to enter into the Purchase Agreement pursuant to which Healtheon/WebMD will issue (A) 155,951 shares of Series A Stock to certain of the News Corp Parties in consideration for (i) the purchase of a 50% member interest in HNLLC, (ii) the purchase of a 50% member interest in H&FLLC, (iii) a Content License Agreement from News Corp to Healtheon/WebMD in the form described on EXHIBIT 5 (the "NEWS CORP CONTENT LICENSE AGREEMENT"), and (iv) the Branding Relationship and (B) 2,000,000 shares of Common Stock to Fox in consideration of $100 million in cash. The issuance of shares of Series A Stock and the Common Stock (collectively, the "STOCK") pursuant to the Transaction Documents shall be exempt from registration under the Securities Act of 1933, as amended, and under all applicable state securities statutes within the United States. The shares of Stock to be issued pursuant to the Transaction Documents shall have the registration rights set forth in the Registration Rights Agreement in the form attached hereto as EXHIBIT 6 (the "REGISTRATION RIGHTS AGREEMENT").

         4. BRANDING RELATIONSHIP; H/W CONTENT LICENSE. At the Closing, Healtheon/WebMD, FBC and Star TV agree to enter into the Media Services Agreement substantially in the form attached hereto as EXHIBIT 7 (the "MEDIA SERVICES AGREEMENT") which reflects the Branding Relationship. At the Closing, Healtheon/WebMD Also agrees to enter into a Content License Agreement with News Corp in the form described on EXHIBIT 8 (the "H/W CONTENT LICENSE Agreement").

         5. JOINT VENTURE.

         5.1 CREATION OF WEDMD INTERNATIONAL. At the Closing, Healtheon/WebMD, through a wholly-owned subsidiary, and News Corp, through a wholly-owned subsidiary, agree to enter into the Limited Liability Company Agreement of WebMD International substantially in the form attached hereto as EXHIBIT 9 (the "LIMITED LIABILITY COMPANY AGREEMENT OF WEBMD INTERNATIONAL"). News Corp, through a wholly-owned subsidiary, agrees to capitalize WebMD International with $100 million in cash in exchange for a 50% member interest in WebMD International. Healtheon/WebMD, through a wholly-owned subsidiary, agrees to capitalize WebMD International with the Trademark License Agreement substantially in the form attached hereto as EXHIBIT 10 (the "INTERNATIONAL TRADEMARK LICENSE AGREEMENT") providing for a license of its trademarks to WebMD International in exchange for a 50% member interest in WebMD International.




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         5.2 OTHER AGREEMENTS. At the Closing, Healtheon/WebMD agrees to execute and deliver to WebMD International (i) the Content License Agreement substantially in the form attached hereto as EXHIBIT 11 (the "INTERNATIONAL CONTENT LICENSE AGREEMENT" and together with the International Trademark License Agreement the "INTERNATIONAL LICENSE AGREEMENTS") providing for a license of its content to WebMD International and (ii) the International Trademark License Agreement. At the Closing, Star TV agrees to execute and deliver to WedMD International the Media Services Agreement substantially in the form attached hereto as EXHIBIT 12 (the "INTERNATIONAL MEDIA SERVICES AGREEMENT") which reflects the International Branding Relationship.

This Agreement, the Amended and Restated Limited Liability Company Agreement of HNLLC, the Amended and Restated Limited Liability Company Agreement of H/W Health & Fitness LLC, the Purchase Agreement, the Media Services Agreement, the International Media Services Agreement, the Limited Liability Company Agreement of WebMD International, the International License Agreements, the News Corp Content License Agreement, the H/W Content License Agreement and Registration Rights Agreement are hereinafter collectively, the "TRANSACTION DOCUMENTS".

         6. CLOSING. The closing of the transactions contemplated by the Transaction Documents (the "CLOSING") will take place on the fifth (5th) business day following the date on which the last of the conditions specified in Sections 7 and 8 has been satisfied or waived (the "CLOSING DATE"). The place of Closing shall be at the offices of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, or such other place as may be mutually agreed upon by the parties hereto.

         7. CONDITIONS TO CLOSING OF THE NEWS CORP PARTIES.

         The obligation of each of the News Corp Parties to consummate the transactions contemplated by the Transaction Documents at the Closing is subject to the fulfillment on or prior to the Closing Date of the conditions specified below, unless waived by News Corp pursuant to Section 11.4 of this Agreement.

         7.1 REPRESENTATIONS AND WARRANTIES CORRECT. Each of the representations and warranties made by Healtheon/WebMD in each of the Transaction Documents shall be true and correct in all material respects (except that those representations and warranties which are qualified as to material, materiality, material adverse effect or similar expressions, or are subject to the same or similar type exceptions, shall be true and correct in all respects) on and as of the date hereof and the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). Healtheon/WebMD shall, from time to time prior to the Closing Date, supplement the Healtheon/WebMD Schedules with additional information that, if existing or known to it on the date of this Agreement, would have been required to be disclosed in the Healtheon/WebMD Schedules (the "HEALTHEON/WEBMD SCHEDULE SUPPLEMENT"). For purposes of determining the satisfaction of the condition contained in this Section 7.1, the Healtheon/WebMD Schedules shall be deemed to include only (a) information contained therein on the date of this Agreement and (b) information added to the Healtheon/WebMD Schedules by the Healtheon/WebMD Schedule Supplement that (i) is



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accepted in writing by News Corp or (ii) reflect actions taken or events occurring after the date hereof and prior to the Closing Date that (A) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Healtheon/WebMD and its consolidated subsidiaries, taken as a whole or (B) would not, individually or in the aggregate, reasonably be expected to prevent Healtheon/WebMD from performing its obligations under the Transaction Documents in any material respect.

         7.2 PERFORMANCE. All covenants, agreements and conditions contained in each of the Transaction Documents to be performed or complied with by Healtheon/WebMD on or prior to the Closing Date shall have been performed or complied with in all respects.

         7.3 TRANSACTION DOCUMENTS. Healtheon/WebMD shall have executed and delivered the Transaction Documents.

         7.4 CERTIFICATE OF DESIGNATION. Healtheon/WebMD shall have filed a Certificate of Designation with the Delaware Secretary of State creating the Series A Stock.

         7.5 COMPLIANCE CERTIFICATE. The News Corp Parties shall have received a certificate executed by the President or Chief Financial Officer of Healtheon/WebMD, dated as of the Closing Date, certifying that the conditions specified in Section 7 hereof have been fulfilled.

         7.6 OPINION OF HEALTHEON/WEBMD'S COUNSEL. The News Corp Parties shall have received from Nelson Mullins Riley & Scarborough, L.L.P., counsel to Healtheon/WebMD, in form and substance reasonably satisfactory to the News Corp Parties and their counsel, a favorable opinion addressed to the News Corp Parties, dated as of the Closing Date.

         7.7 EVIDENCE OF CONSENTS. Healtheon/WebMD shall have given the News Corp Parties evidence satisfactory to them that Healtheon/WebMD has received all necessary consents of third parties pursuant to the Transaction Documents, in order to consummate the transactions contemplated by the Transaction Documents.

         7.8 REGULATORY APPROVALS. All waiting periods, if any, under the HSR Act relating to the transactions contemplated by the Transaction Documents will have expired or terminated early.

         7.9 INJUNCTIONS, ETC. No injunction or order of any governmental authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending before or threatened by any governmental authority as of the Closing, which would restrain or prohibit the transactions contemplated by the Transaction Documents.

         8. CONDITIONS TO CLOSING OF HEALTHEON/WEBMD.

         The obligation of Healtheon/WebMD to consummate the transactions contemplated by the Transaction Documents at the Closing is subject to the fulfillment on or prior to the Closing Date of the conditions specified below, unless waived by the Healtheon/WebMD pursuant to Section 11.4 of this Agreement.

         8.1 REPRESENTATIONS AND WARRANTIES CORRECT. Each of the representations and warranties made by the News Corp Parties in each of the Transaction Documents shall be true and correct in all material respects (except that those representations and warranties which are qualified as to material, materiality, material adverse effect or similar expressions, or are subject to the same or




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similar type exceptions, shall be true and correct in all respects) on and as of the date hereof and the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). News Corp shall, from time to time prior to the Closing Date, supplement the News Corp Schedules with additional information that, if existing or known to it on the date of this Agreement, would have been required to be disclosed in the News Corp Schedules (the "NEWS CORP SCHEDULE Supplement"). For purposes of determining the satisfaction of the condition contained in this Section 8.1, the News Corp Schedules shall be deemed to include only (a) information contained therein on the date of this Agreement and (b) information added to the News Corp Schedules by the News Corp Schedule Supplement that (i) is accepted in writing by Healtheon/WebMD or (ii) reflect actions taken or events occurring after the date hereof and prior to the Closing Date that (A) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of AHN/FIT Cable, AHN/FIT Internet, H&FLLC and HNLLC, taken as a whole, or (B) would not, individually or in the aggregate, reasonably be expected to prevent the News Corp Parties, H&FLLC or HNLLC from performing their respective obligations under the Transaction Documents in any material respect.

         8.2 PERFORMANCE. All covenants, agreements and conditions contained in each of the Transaction Documents to be performed or complied with by each of the News Corp Parties on or prior to the Closing Date shall have been performed or complied with in all respects.

         8.3 TRANSACTION DOCUMENTS. The News Corp Parties shall have executed and delivered the Transaction Documents to which they are a party.

         8.4 COMPLIANCE CERTIFICATE. Healtheon/WebMD shall have received a certificate executed by an executive officer of News Corp, dated as of the Closing Date, certifying that the conditions specified in Section 8 hereof have been fulfilled.

         8.5 EVIDENCE OF CONSENTS. The News Corp Parties shall have given Healtheon/WebMD evidence satisfactory to Healtheon/WebMD that the News Corp Parties have received all necessary consents of third parties pursuant to the Transaction Documents, in order to consummate the transactions contemplated by the Transaction Documents.

         8.6 REGULATORY APPROVALS. All waiting periods, if any, under the HSR Act relating to the transactions contemplated by the Transaction Documents will have expired or terminated early.

         8.7 INJUNCTIONS, ETC. No injunction or order of any governmental authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending before or threatened by any governmental authority as of the Closing, which would restrain or prohibit the transactions contemplated by the Transaction Documents.

         9. TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the transactions contemplated by the Transaction Documents abandoned at any time prior to the Closing Date (i) by the mutual consent of News Corp and Healtheon/WebMD, (ii) by News Corp (provided that none of the News Corp Parties is then in material breach of any representation, warranty, covenant, or other agreement contained in the Transaction Documents) in the event of a breach by Healtheon/WebMD of any representation, warranty, covenant, or other agreement contained in the Transaction Documents such that the conditions in Section 7 with respect to Healtheon/WebMD would not be satisfied as of the time of such breach, provided



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that if such breach is curable through the exercise of commercially reasonable efforts by Healtheon/WebMD, then the terminating party or parties may not terminate the Transaction Documents under this Section 9(ii) prior to the End Date (hereinafter defined) provided Healtheon/WebMD continues to exercise commercially reasonable efforts to cure such breach, (iii) by Healtheon/WebMD (provided that Healtheon/WebMD is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Transaction Documents) in the event of a breach by the News Corp Parties of any representation, warranty, covenant or other agreement contained in the Transaction Documents such that the conditions in Section 8 with respect to the News Corp Parties would not be satisfied as of the time of such breach, provided that if such breach is curable through the exercise of commercially reasonable efforts by the News Corp Parties, then the terminating party may not terminate Transaction Documents under this Section 9(iii) prior to the End Date provided the News Corp Parties continue to exercise commercially reasonable efforts to cure such breach or (iv) by (a) News Corp or (b) Healtheon/WebMD in the event that the Closing shall not have been consummated by March 31, 2000 (the "END DATE"), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of the Transaction Documents by the party(ies) electing to terminate pursuant to this Section 9(iv). In the event of the termination of this Agreement and the transactions contemplated by the Transaction Documents pursuant to this Section 9, the Transaction Documents shall become void and have no effect.

         10. RESTRICTIVE COVENANTS. In consideration of the transactions contemplated by the Transactional Documents and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, News Corp and its Controlled Affiliates hereby agree as follows:

         10.1 NEWS CORP RESTRICTED ACTIVITIES. Except as otherwise provided in
Section 10.4 below, during the Applicable Term, News Corp and its Controlled Affiliates shall not:

                  (i) engage directly or indirectly in Covered Internet Services or Covered TV Services (each a "COMPETING PROGRAM SERVICE"); or

                  (ii) directly or indirectly hold an interest in a Competing Program Service.

         10.2 NONSOLICITATION. Except as otherwise provided in Section 10.4 below, during the Applicable Term, News Corp and its Controlled Affiliates shall not, directly or indirectly, solicit any Person who, at any time during the Applicable Term, was employed or retained by HNLLC, WebMD International, Healtheon/WebMD or any Related Company to terminate such Person's employment or retention by HNLLC, WebMD International, Healtheon/WebMD or any Related Company for the purpose of becoming employed or retained by News Corp, its Controlled Affiliates or any other Person to perform the same or similar services related to the activities that such Person performed for HNLLC, WebMD International, Healtheon/WebMD or any Related Company or their respective successors or assigns.

         10.3 RIGHT OF FIRST OFFER. Prior to providing any material amount of media services comparable to the Promotional Services (as defined in the Media Services Agreement) to any Person principally engaged in providing Competing Program Services other than to Healtheon/WebMD or any Related Company during the term of the Media Services Agreement, News Corp shall and shall cause its Controlled Affiliates (as defined in the Media Services Agreement) to offer to Healtheon/WebMD (in the case of Promotional Services provided pursuant to the Media Services Agreement) and WebMD International (in the case of Promotional Services provided pursuant to the International Media Services Agreement) the right to acquire such promotional services (and thus prevent their acquisition by such Person) on terms no less favorable than those offered to such Person or available under the Media Services Agreement or the International Media Services Agreement.




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         10.4 CERTAIN EXCEPTIONS. Section 10.1 above shall not prohibit News
Corp or its Controlled Affiliates from:

              (i) Acquiring or holding for Investment Purposes only (A) equity securities of any Person that has a class or series of equity securities that is registered under Section 12 of the Securities Exchange Act of 1934, as amended, and is traded on a national securities exchange or the NASDAQ Stock Market (a "PUBLIC COMPANY") representing 10% or less of the total equity value or voting power of such Public Company or (B) equity securities representing less than 25% of both equity value and voting power of any Person that is not a Public Company (except that News Corp or its Controlled Affiliates will not be deemed to have exceeded the percentage thresholds contained in clauses (A) or (B) above to the extent that is ownership of equity securities exceeds such thresholds solely as a result of (x) the purchase or redemption by an issuer of its own securities or
(y) holding an interest in a Person that satisfies the requirements of (B) above immediately prior to becoming a Public Company); PROVIDED, HOWEVER, that in any such case, News Corp or its Controlled Affiliates do not have Control over any such Public Company or non-Public Company. Equity securities shall be deemed held for "INVESTMENT PURPOSES" only if the holder has no right to, and in fact does not, participate in the business or financial affairs of the entity the securities of which are held, whether through the board of directors, an advisory committee or otherwise, other than the exercise of the rights attendant to such securities as provided by the corporate, partnership or limited liability company statutes governing such entity.

              (ii) Maintaining for Investment Purposes only a non-Controlling interest in a Person that only becomes "principally engaged in the business of providing Competing Program Services" (as defined below) following the acquisition by News Corp or its Controlled Affiliates after the date hereof of an interest in such Person; PROVIDED, HOWEVER, that (a) at the time of such acquisition such Person was not principally engaged in the business of providing Competing Program Services, (b) at the time of such acquisition it was not reasonably foreseeable that such Person would become principally engaged in the business of providing Competing Program Services, (c) such Person became principally engaged in providing Competing Program Services through no action by News Corp or its Controlled Affiliates and (d) News Corp and its Controlled Affiliates use their commercially reasonable efforts to cause such Person to divest such Competing Program Services or operate them in a strategic alliance with HNLLC or WebMD International, as applicable.

              (iii) Acquiring after the date hereof a direct or indirect interest (including a Controlling interest) in any Person which is not "principally engaged in the business of providing Competing Program Services," whether directly or through one or more of its Affiliates and holding such interest. For the purposes of this Section 10.4, a person will be deemed to be "principally engaged in the business of providing Competing Program Services" only if 20% or more of the operating revenues of such Person and its consolidated subsidiaries for the most recent twelve (12) month period ended before the date of determination were revenues derived from Competing Program Services; provided, however, if the operating revenues of such Person for such period exceed $100 million from Covered Internet Services or Covered TV Services, then News Corp and its Controlled Affiliates shall use their commercially reasonable efforts to cause such Person to divest such Competing Program Services or operate them in a strategic alliance with HNLLC or WebMD International, as applicable.



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              (iv) Acting solely as the distributor of a Competing Program
Service through the ownership or operation of a distribution platform, including without limitation through the ownership or operation of a cable system or a satellite distribution system.

         10.5 HEALTHEON/WEBMD RESTRICTED ACTIVITIES. Except as otherwise provided in Section 10.7 below, during the H/W Applicable Term, Healtheon/WebMD and its Controlled Affiliates shall not:

              (i) engage directly or indirectly in Covered Internet Services targeted to Persons anywhere in the world (other than the United States and Japan) or Covered TV Services; or

              (ii) directly or indirectly hold an interest in a Covered Internet Services targeted to Persons anywhere the world (other than the United States and Japan) or Covered TV Services.

         10.6 NONSOLICITATION. Except as otherwise provided in Section 10.7 below, during the H/W Applicable Term, Healtheon/WebMD and its Controlled Affiliates shall not, directly or indirectly, solicit any Person who, at any time during the H/W Applicable Term, was employed or retained by WebMD International, News Corp or its Controlled Affiliates to terminate such Person's employment or retention by WebMD International, News Corp or its Controlled Affiliates for the purpose of becoming employed or retained by Healtheon/WebMD and its Controlled Affiliates or any other Person to perform the same or similar services related to the activities that such Person performed for WebMD International, News Corp, its Controlled Affiliates or their respective successors or assigns.

         10.7 CERTAIN EXCEPTIONS. Section 10.5 above shall not prohibit Healtheon/WebMD or its Controlled Affiliates from:

              (i) Acquiring or holding for Investment Purposes only (A) equity securities of any Person that has a class or series of equity securities that is registered under Section 12 of the Securities Exchange Act of 1934, as amended, and is traded on a national securities exchange or the NASDAQ Stock Market (a "PUBLIC COMPANY") representing 10% or less of the total equity value or voting power of such Public Company or (B) equity securities representing less than 25% of both equity value and voting power of any Person that is not a Public Company (except that Healtheon/WebMD or its Controlled Affiliates will not be deemed to have exceeded the percentage thresholds contained in clauses (A) or (B) above to the extent that is ownership of equity securities exceeds such thresholds solely as a result of (x) the purchase or redemption by an issuer of its own securities or (y) holding an interest in a Person that satisfies the requirements of (B) above immediately prior to becoming a Public Company); PROVIDED, HOWEVER, that in any such case, Healtheon/WebMD or its Controlled Affiliates do not have Control over any such Public Company or non-Public Company.

              (ii) Maintaining for Investment Purposes only a non-Controlling interest in a Person that only becomes "principally engaged in the business of providing Competing Program Services" (as defined below) following the acquisition by Healtheon/WebMD or its Controlled Affiliates after the date hereof of an interest in such Person; PROVIDED, HOWEVER, that (a) at the time of such acquisition such Person was not principally engaged in the business of providing Competing Program Services, (b) at the time of such acquisition it was not reasonably foreseeable that such Person would become principally engaged in the business of providing Competing Program Services, (c) such Person became principally engaged in providing Competing Program Services through no action by Healtheon/WebMD or its Controlled Affiliates and (d) Healtheon/WebMD and its Controlled Affiliates use their commercially reasonable efforts to cause such Person to divest such Competing Program Services or operate them in a strategic alliance with HNLLC or WebMD International, as applicable.

              (iii) Acquiring after the date hereof a direct or indirect interest (including a Controlling interest) in any Person which is not "principally engaged in the business of providing Competing Program Services," whether directly or through one or more of its Affiliates and holding such interest. For the purposes of this Section 10.7, a person will be deemed to be "principally engaged in the business of providing Competing Program Services" only if 20% or more of the operating revenues of such Person and its consolidated subsidiaries for the most recent twelve (12) month period ended before the date of determination were revenues derived from Competing Program Services; provided, however, if the operating revenues of such Person for such period exceed $100 million from Covered Internet Services or Covered TV Services, then Healtheon/WebMD and its Controlled Affiliates shall use their commercially reasonable efforts to cause such Person to divest such Competing Program Services or operate them in a strategic alliance with HNLLC or WebMD International, as applicable.

              (iv) Activities expressly permitted by Section 10.2 of the Limited Liability Company Agreement of WebMD International.

              (v) Acting solely as the distributor of a Competing Program Service through the ownership or operation of a distribution platform, including without limitation through the ownership or operation of a cable system or a satellite distribution system.

         10.8 REMEDIES. In the event of a breach or threatened breach of any of the covenants contained in this Section 10, the non-breaching Party shall be entitled to obtain a temporary restraining order, temporary or permanent injunction or other equitable relief restraining the breach or threatened breach, and the existence of any claim for damages or other remedy shall not be a defense to any such equitable relief. The foregoing remedies are in addition to other remedies that may be available.

         10.9 SCOPE. If a court with proper jurisdiction in the matter shall determine that any of the restrictions contained in this Section are too broad in their scope of application, then the court shall reduce the scope of application to the extent it determines appropriate and shall enforce the restrictions as so modified.

         10.10 CERTAIN DEFINITIONS. The following definitions shall apply for purposes of this Section 10:

         APPLICABLE TERM: means (i) in the case of Covered Internet Services targeted to Persons anywhere in the world other than the United States, for so long as News Corp or any Affiliate thereof holds an equity interest in WebMD International, (ii) in the case of Covered Internet Services targeted to Persons within the United States, until the tenth (10th) anniversary of the Closing,
(iii) in the case of Covered TV Services distributed anywhere in the world other than the United States, for so long as News Corp or any Affiliate thereof holds an equity interest in WebMD International and (iv) in the case of Covered TV Services distributed within the United States, for so long as News Corp or any Affiliate thereof holds an equity interest in HNLLC plus two (2) years.

         CONTROL: means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         CONTROLLED AFFILIATES: means with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

         COVERED INTERNET SERVICES: means the maintenance at any location or on any medium of one or more accessible or addressable Internet sites (including any web-portal or search engine) targeted toward healthcare industry participants and consumers (including physicians, allied health professionals, healthcare administrators, medical, nursing or rehabilitation facilities, laboratories, medical equipment, supply and pharmaceutical vendors and purchasers, and health insurance companies, health maintenance organizations and other third party payors), patients and other Persons searching for or transmitting data, text, images, software, audio files, video files, graphics or other similar materials or products and services, predominately related to health, wellness, disease, medicine (including holistic medicine and other non-Western medicine), healthcare insurance eligibility, claims and reimbursements, pharmaceuticals or natural health products.

         COVERED TV SERVICES: means the distribution of audiovisual programming by way of Non-Standard Television in the Territory which (a) is comprised of more than twenty (20%) percent Health Programming or (b) regularly transmits more than ninety (90) minutes of Health Programming during Prime Time.

         HEALTH PROGRAMMING: means any audiovisual work, as defined in the United States Copyright Act, that consists predominantly of coverage of topics related to health, wellness, disease, medicine (including holistic medicine and other non-Western medicine), healthcare insurance eligibility, claims and reimbursements, pharmaceuticals or natural health products, including coverage of related news, commentary and analysis or offering products and services for purchase.

         H/W APPLICABLE TERM: means (i) in the case of Covered Internet Services targeted to Persons anywhere in the world other than the United States and Japan, for so long as Healtheon/WebMD or any Affiliate thereof holds an equity interest in WebMD International, (ii) in the case of Covered TV Services distributed anywhere in the world other than the United States, for so long Healtheon/WebMD or any Affiliate thereof holds an equity interest in WebMD International and (iii) in the case of Covered TV Services distributed within the United States, for so long as News Corp or any Affiliate thereof holds an equity interest in HNLLC.

         INTERNET: means a decentralized worldwide network of computer networks, or any portion of such network.

         NON-STANDARD TELEVISION: means audiovisual programming delivered by any means of transmission, whether now existing or developed in the future (including all forms of fixed-line or wireless, narrowband or broadband transmission), other than (a) audiovisual programming which is made available to viewers free-of-charge (E.G., free-to-air UHF or VHF television) even if transmitted via cable or any other means of retransmission for which a facilities fee is charged, and (b) home-video distribution.

         PERSON: means an individual or a corporation, limited liability company, joint venture, partnership, trust, unincorporated association, governmental authority or other entity.

         PRIME TIME: means between the hours of 6:00 p.m. and 12 midnight.

         RELATED COMPANY: means a subsidiary of HNLLC, WebMD International or Healtheon/WebMD.

         TERRITORY: means the United States of America and any other nation in which WebMD International is providing (or intends to provide as evidenced by its business plans) Health Programming.

         11. MISCELLANEOUS.

         11.1. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its principles of conflicts of laws.

         11.2. SURVIVAL. The representations, warranties, covenants and agreements made in the Transaction Documents herein shall survive any investigation made by any party hereto and the Closing of the transactions contemplated hereby.

         11.3. ASSIGNMENT. The Transaction Documents may not be assigned by any party hereto, except as otherwise expressly provided herein.

         11.4. ENTIRE AGREEMENT; AMENDMENT; WAIVER. The Transaction Documents and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Neither the Transaction Documents nor any term thereof may be amended, waived, discharged or terminated except by a written instrument signed by News Corp and Healtheon/WebMD.

         11.5. NOTICES. All notices or other communications which are required or permitted under the Transaction Documents shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:




           If to Healtheon/WebMD:             Healtheon/WebMD Corporation
                                              400 The Lenox Building
                                              3399 Peachtree Road
                                              Atlanta, Georgia  30326
                                              Attention:   W. Michael Heekin, Esq.

                                              Healtheon/WebMD Corporation
                                              4600 Patrick Henry Road
                                              Santa Clara, California  95054
                                              Attention:   Jack Dennison, Esq.

           With a copy to:                    Nelson Mullins Riley & Scarborough, L.L.P.
                                              Bank of America Corporate Center
                                              Suite 2600
                                              100 North Tryon Street
                                              Charlotte, North Carolina  28202
                                              Attention:   H. Bryan Ives III, Esq.
                                                           C. Mark Kelly, Esq.




           If to the News Corp Parties:       The News Corporation Limited
                                              c/o News America Incorporated
                                              1211 Avenue of the Americas
                                              New York, New York  10036
                                              Facsimile (212) 768-2029
                                              Attention:        Arthur M. Siskind, Esq.

           With a copy to:                    Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                                              551 Fifth Avenue
                                              New York, New York  10176
                                              Facsimile (212) 697- 6686
                                              Attention:        Joel I. Papernik, Esq.



or at such other address as any party shall have furnished to the other parties in writing.

         11.6. AGENT'S FEES. Each party (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by the Transaction Documents and (ii) hereby agrees to indemnify and to hold the other party harmless of and from any liability for commissions or compensation in the nature of an agent's, finder's or broker's fee to any broker or other person or firm (and the cost and expenses of defending against such liability or asserted liability) for which said party is responsible.

         11.7. EXPENSES. Each of the parties shall bear its own expenses and legal fees (and expenses and disbursements of its legal counsel) incurred on its behalf with respect to the Transaction Documents.

         11.8 CONSTRUCTION OF CERTAIN TERMS. The titles of the articles, sections, and subsections of the Transaction Documents are for convenience of reference only and are not to be considered in construing the Transaction Documents.

         11.9 COUNTERPARTS. The Transaction Documents may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         11.10 FACSIMILE SIGNATURES. Facsimile signatures shall be considered original signatures for purposes of execution and enforcement of the rights delineated in the Transaction Documents.

         11.11    ENFORCEMENT.

                  11.11.1. REMEDIES AT LAW OR IN EQUITY. If Healtheon/WebMD or the News Corp Parties shall default in any of their respective obligations under the Transaction Documents or if any representation or warranty made by or on behalf of such party in the Transaction Documents or in any certificate, report or other instrument delivered under or pursuant to any term hereof shall be untrue or misleading in any material respect as of the Closing Date or as of the date it was made, furnished or delivered, Healtheon/WebMD or the News Corp Parties, respectively, may proceed to protect and enforce its rights by suit in equity or action at law, whether for the specific performance of any term contained in the Transaction Documents, injunction against the breach of any such term or in furtherance of the exercise of any power granted in the Transaction Documents, or to enforce any other legal or equitable right of such party or to take any one of more of such actions.

                  11.11.2. REMEDIES CUMULATIVE; WAIVER. No remedy referred to in the Transaction Documents or in any exhibit thereto is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to a party at law or in equity. No express or implied waiver by any party of any default shall be a waiver of any future or subsequent default. The failure or delay of any party in exercising any rights granted it in the Transaction Documents shall not constitute a waiver of any such right and any single or partial exercise of any particular right by such party shall not exhaust the same or constitute a waiver of any other right provided herein.

         11.12 TIMELY PERFORMANCE. Time is of the essence as to the performance of the obligations required of the respective parties under this Agreement and the other Transaction Documents.

         11.13 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement and the other Transaction Documents should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

                                 HEALTHEON/WEBMD CORPORATION

                                 By:      /s/      W. MICHAEL HEEKIN
                                    ------------------------------------------
                                          Its:     EXECUTIVE VICE PRESIDENT
                                    ------------------------------------------



                                 THE NEWS CORPORATION LIMITED

                                 By:      /s/      CHASE CAREY
                                    ------------------------------------------
                                          Its:     DIRECTOR
                                    ------------------------------------------

                                 THE FOX ENTERTAINMENT GROUP, INC.

                                 By:      /s/      LAWRENCE A. JACOBS
                                    ------------------------------------------
                                          Its:     SENIOR VICE PRESIDENT
                                    ------------------------------------------